                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549
                                 ____________

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): July 31, 2000

                         PINNACLE ENTERTAINMENT, INC.
            (Exact Name of Registrant as Specified in its Charter)

          Delaware                        0-10619                           95-3667491
(State or Other Jurisdiction             (Commission                       (IRS Employer
      of Incorporation)                  File Number)                    Identification No.)



330 N. Brand Boulevard, Suite 1100, Glendale, California                               91203
     (Address of Principal Executive Offices)                                        (Zip Code)


      Registrant's telephone number, including area code: (818) 662-5900
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Item 5.       Other Events.

     On July 31, 2000, Pinnacle Entertainment, Inc.'s (the "Company's") Miss Belterra riverboat casino was struck by a barge en route to its berthing site at the Company's Belterra Casino Resort in Indiana (the "Resort"). As a result of the accident, there will be a delay in the scheduled August 21, 2000 opening of the Resort.

     As previously disclosed, under the Agreement and Plan of Merger (the "Merger Agreement") dated as of April 17, 2000 among PH Casino Resorts, Inc. ("PHCR"), Pinnacle Acquisition Corporation ("Pinnacle Acq Corp") and the Company, it is a condition to PHCR and Pinnacle Acq Corp's obligations to consummate the merger that all material phases of the Resort, other than the golf course and performance theater, shall have been substantially completed and opened to the public by not later than September 15, 2000 and that the costs associated with the Resort shall not exceed $207,000,000. As a result of the accident, the Resort's opening will be delayed until after September 15, 2000 and, therefore, this condition to Pinnacle Acq Corp's obligations under the Merger Agreement will not be satisfied. PHCR and Pinnacle Acq Corp have notified the Company that they are reserving all rights with respect to the conditions in the Merger Agreement, including the condition in the Merger Agreement regarding the Resort.

     The Miss Belterra is in the process of being transferred to a dry dock in New Orleans, Louisiana, at which time damage to the barge will be assessed and repair plans, both in terms of time and cost, will be developed. The Company currently expects that the Resort will open in the fourth quarter of 2000. The Company intends to have discussions with PHCR and Pinnacle Acq Corp regarding a possible waiver of, or agreement to modify, the condition in the Merger Agreement regarding the Resort when the extent of the damage and the length of delay have been ascertained.

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 PINNACLE ENTERTAINMENT, INC.


Date: August 8, 2000            By: /s/ Bruce C. Hinckley
                                    --------------------------------------
                                    Bruce C. Hinckley
                                    Chief Financial Officer